                                                                  EXHIBIT 99.2

       E-TEK DYNAMICS, INC. ACQUISITION OF ELECTROPHOTONICS CORPORATION

Unaudited Pro Forma Financial Information

  On June 22, 1999, E-TEK Dynamics ("the Company" or "E-TEK") acquired ElectroPhotonics Corporation ("ElectroPhotonics"), a Canadian-based privately held company that develops optical networks components and modules. Under the term of the agreement, E-TEK acquired all of the outstanding stock of ElectroPhotonics in exchange for 400,000 shares of E-TEK's Common Stock and $26.7 million in cash. The Company's shares were valued at $34.27 per share based on the average closing price of E-TEK Common Stock three days before and three days after the transaction, as quoted on the Nasdaq National Market. In addition, the Company incurred $460,000 in acquisition costs. The transaction was accounted for using the purchase method of accounting and the results of ElectroPhotonics were included in the results of E-TEK from June 22, 1999, the closing date of the transaction.

  The following unaudited Pro Forma Consolidated Statement of Operations for the year ended June 30, 1999 gives effect to the acquisition by E-TEK of ElectroPhotonics as if it had occurred on July 1, 1998. It has been derived from the Consolidated Statement of Operations of E-TEK for the year ended June 30, 1999 appearing elsewhere in the Prospectus and the unaudited Statement of Operations of ElectroPhotonics for the period from July 1, 1998 to June 21, 1999. The unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto of E-TEK and ElectroPhotonics included elsewhere in this Prospectus.
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                              E-TEK DYNAMICS, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            Year ended June 30, 1999
                                  (unaudited)

                                                             Pro Forma
                                                        ----------------------
                                                        Acquisition
                            E-TEK   ElectroPhotonics(1) Adjustments   Combined
                           -------- ------------------- -----------   --------
Net revenues.............. $172,664       $   430              --     $173,094
Cost of goods sold........   85,123           330              --       85,453
                           --------       -------         -------     --------
Gross profit..............   87,541           100              --       87,641
                           --------       -------         -------     --------
Operating expenses:
  Research and
   development............   14,687         1,217              --       15,904
  Selling, general and
   administrative.........   24,516         1,709              --       26,225
  Purchased in-process
   research and
   development............    4,207            --          (4,207)(2)       --
  Amortization of
   intangibles............      300            --          11,706 (2)   12,006
                           --------       -------         -------     --------
    Total operating
     expenses.............   43,710         2,926           7,499       54,135
                           --------       -------         -------     --------
Operating income (loss)...   43,831        (2,826)         (7,499)      33,506
Interest income, net......    2,211           127          (1,200)(3)    1,138
                           --------       -------         -------     --------
Income (loss) before
 income taxes.............   46,042        (2,699)         (8,699)      34,644
Provision for income
 taxes....................   18,417            --          (3,479)(4)   14,938
                           --------       -------         -------     --------
Net income (loss).........   27,625        (2,699)         (5,220)      19,706
Convertible Preferred
 Stock accretion..........    3,882            --              --        3,882
                           --------       -------         -------     --------
Net income (loss)
 available to Common
 Stockholders............. $ 23,743       $(2,699)        $(5,220)    $ 15,824
                           ========       =======         =======     ========
Net income per share:
  Basic................... $   0.55                                   $   0.36
  Diluted................. $   0.45                                   $   0.32
Shares used in net income
 per share calculation:
  Basic...................   43,152                           392 (5)   43,544
  Diluted.................   61,706                           392 (5)   62,098

  See accompanying notes to unaudited Pro Forma Consolidated Statement of Operations for explanation of pro forma acquisition adjustments.
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       E-TEK DYNAMICS, INC. ACQUISITION OF ELECTROPHOTONICS CORPORATION

              Notes to Unaudited Pro Forma Financial Information

(1) Basis of Presentation

  The statement of operations of ElectroPhotonics has been prepared in accordance with accounting principles generally accepted in the U.S. The amounts were translated from Canadian dollars to US dollars using the average exchange rate for the period.

(2) Allocation of Purchase Price and Related Amortization

  The purchase price was allocated to tangible net assets and identifiable intangible assets with remaining the unallocated purchase price attributed to goodwill. The fair value of tangible assets approximated their historical book value at June 22, 1999. The identifiable intangible assets and goodwill, along with their estimated lives for amortization, are as follows (in thousands):

                                                                            Life
                                                                            ----
   Developed technology............................................ $   933   2
   Core Technology.................................................   2,335   3
   In-process research and development.............................   4,207
   Trade names.....................................................     238   1
   Acquired work forces............................................     230   2
   Goodwill........................................................  31,149   3

  The value assigned to in-process research and development was expensed at the time of acquisition in accordance with generally accepted accounting principles. The Pro Forma Consolidated Statement of Operations excludes the charge for in-process research and development due to the non-recurring nature of the charge.

(3) Interest Income

  In connection with the payment of $27.2 million in cash paid for the acquisition, including acquisition costs, interest income was reduced for the period from July 1, 1998 to June 22, 1999 using the 4.4% annual interest rate earned in such funds.

(4) Income Taxes

  The provision for income taxes was adjusted to reflect adjustments (2) and
(3).

(5) Shares Used in Net Income Per Share Calculation

  The number of shares used in net income per share calculation was adjusted as if the 400,000 shares for the acquisition were issued as of July 1, 1998.